Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Cuentas Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Type(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock	457(c)	8,743,771	(1)	$0.72	(2)	$6,295,515.12	$0.0000927	$583.59
		Total Offering Amounts						$6,295,515.12		$583.59
		Total Fees Previously Paid								-
		Total Fees Offsets								-
		Net Fee Due								$583.59

(1)	Consists of (i) 1,655,000 shares of common stock, (ii) 2,569,044 shares of common stock issuable upon exercise of pre-funded warrants and (iii) 4,519,727 shares of common stock issuable upon exercise of warrants registered for sale by certain of the selling stockholders named in this registration statement. This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock as reported on the Nasdaq Capital Market on August 29, 2022.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A